Exhibit 99.1

 OpenTable Partners with Urbanspoon; Acquires Rezbook

OpenTable named restaurant reservations provider for Urbanspoon

SAN FRANCISCO, July 31, 2013 /PRNewswire/ -- OpenTable, Inc. (NASDAQ: OPEN), the world's leading provider of online restaurant reservations, today announced that it has been named the provider of restaurant reservations in North America for Urbanspoon, an operating business of IAC (NASDAQ: IACI). The company also announced that it has acquired Rezbook, Urbanspoon's reservation management system for restaurants. Terms of the deal were not disclosed.

(Logo: http://photos.prnewswire.com/prnh/20110606/MM07085LOGO)

"We're looking forward to introducing more diners to the convenience of online booking by powering reservations across our more than 20,000 restaurants on the Urbanspoon site and mobile apps," said Matt Roberts, Chief Executive Officer of OpenTable. "We're also excited about welcoming Rezbook and its approximately 2,000 restaurant customers to the OpenTable family."

The OpenTable network connects restaurants and diners, helping diners discover and book the perfect table and helping restaurants deliver personalized hospitality to keep guests coming back. OpenTable seats more than 12 million diners per month via online bookings across more than 28,000 restaurant customers worldwide. OpenTable has experienced a growing number of diners who are choosing to book via mobile devices. In the first quarter of 2013, reservations booked on mobile devices accounted for 36 percent of the 34 million diners OpenTable seated in North America.

The acquisition will be recorded in the company's third quarter 2013 financial statements.

OpenTable will update its third quarter and full year 2013 guidance when it reports second quarter 2013 financial results on Thursday, August 1st.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. These forward-looking statements include the quotations from management in this press release. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, among others, the Company's ability to accurately forecast revenues and expenses; worldwide economic conditions; the Company's ability to maintain an adequate rate of growth; the Company's ability to effectively manage its growth; the Company's ability to attract new restaurant customers; the Company's ability to increase the number of visitors to its websites and mobile applications and convert those visitors into diners; the Company's ability to retain existing restaurant customers and diners or encourage repeat reservations; the effects of increased competition; the Company's ability to successfully enter new markets and manage its international expansion; the impact of the fluctuations in currency exchange rates; the Company's ability to successfully manage any acquisitions of businesses, solutions or technologies, including the Rezbook acquisition; interruptions in service and any related impact on the Company's reputation; costs associated with defending intellectual property infringement and other claims; and the impact of natural catastrophic events. More information about potential factors that could affect the Company's business and financial results is contained in the Company's annual report on Form 10-K for the year ended December 31, 2012 and the Company's other filings with the SEC. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

About OpenTable, Inc.
OpenTable is the world's leading provider of online restaurant reservations, seating more than 12 million diners per month via online bookings across more than 28,000 restaurants. The OpenTable network connects restaurants and diners, helping diners discover and book the perfect table and helping restaurants deliver personalized hospitality to keep guests coming back. The OpenTable service enables diners to see which restaurants have available tables, select a restaurant based on verified diner reviews, menus and other helpful information, and easily book a reservation. In addition to the company's website and mobile apps, OpenTable powers online reservations for nearly 600 partners, including many of the Internet's most popular global and local brands. For restaurants, the OpenTable hospitality solutions enable them to manage their reservation book, streamline their operations and enhance their service levels. Since its inception in 1998, OpenTable has seated more than 450 million diners around the world. The Company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico and the UK. OpenTable also owns and operates toptable, the leading consumer destination site for restaurant reservations in the UK. More information is available at www.opentable.com.

OpenTable, OpenTable.com, OpenTable logos, toptable and other service names are the trademarks of OpenTable, Inc. and/or its affiliates

CONTACT: Tiffany Fox, OpenTable, tfox@opentable.com, 415-344-4275; or Justine Sacco, IAC, Justine.sacco@iac.com, 212-314-7326